Execution Version

INVESTOR RIGHTS AGREEMENT

by and among

HOMEOWNERS OF AMERICA HOLDING CORPORATION

and

THE INVESTORS LISTED ON SCHEDULE A

Dated as of November 11, 2005

Schedules

Schedule A-1 Schedule of Series A Investors

Schedule A-2 Schedule of Series B Investors

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of November 11, 2005 by and among (i) Homeowners of America Holding Corporation, a Delaware corporation (the “Company”); (ii) Inter-Atlantic Fund, L.P., a partnership organized under the laws of Bermuda (“Inter-Atlantic”) and Sequel Homeowners Investment, L.P., a Texas limited partnership (“Sequel”, and together with Inter-Atlantic, the “Series A Investors”); (iii) Spencer W. Tucker (the “Founder”); and (iv) the Persons identified as Series B investors on Schedule A-2 attached to this Agreement (the “Series B Investors”).

RECITALS

The Founder purchased Founder Shares (as defined in Section 1 below), which shares are subject to the restrictions contained in the Founder Stock Purchase Agreement, dated as of April 27, 2005 (as amended or modified from time to time, the “Founder Stock Agreement”). The Company and the Series A Investors are parties to the Securities Purchase Agreement of even date herewith (the “Purchase Agreement”) and the Series B Investors are parties to the various Subscription Agreements of even date herewith (collectively, the “Subscription Agreements,” and together with the Purchase Agreement, the “Investor Agreements”). To induce the Company to enter into the Investor Agreements and to induce the Series A Investors and Series B Investors to invest funds in the Company pursuant to the Purchase Agreement and Subscription Agreements, respectively, the Series A Investors, the Series B Investors, the Founder and the Company hereby agree that this Agreement shall govern the rights of the Investors (as defined in Section 1 below) to cause the Company to register shares of Common Stock issuable to the Series A Investors and the Series B Investors, to receive certain information from the Company, to participate in future equity offerings by the Company, and to certain other matters as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for good and other valuable consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Definitions. For purposes of this Agreement:

“Affiliate” means with respect to any individual, corporation, partnership, limited liability company, association, trust, or any other entity (in each case, a “Person”), any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including without limitation, any general partner, executive officer, or director of such Person or any holder of ten percent or more of the outstanding equity or voting power of such Person.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Control” means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents the Company has filed with the SEC.

“Founder Shares” means any and all shares of capital stock of the Company (i) issued to the Founder pursuant to the Founder Stock Agreement, and (ii) otherwise acquired by the Founder hereafter.

“GAAP” means generally accepted accounting principles in the United States.

“Holder” means any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.12 hereof.

“IA Director” means any of the directors that Inter-Atlantic shall be entitled to appoint to the Company’s Board of Directors pursuant to the Stockholders’ Agreement.

“Immediate Family Member” means a child, grandchild, parent, stepparent, grandparent; spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive and “step” relationships, of a person referred to herein.

“Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

“Investor” means the Series A Investors, the Series B Investors, the Founder (but only if the Founder is no longer employed by the Company or any of its subsidiaries and only with respect to Series B Preferred Stock then owned by the Founder), and their respective successors and assigns.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Employee” means any executive-level employee (including and officers appointed by the Company’s Board of Directors).

“Major Investor” means (i) each Series A Investor so long as such Series A Investor continues to own at least ten percent (10%) of Series A Preferred Stock (or underlying common stock) initially purchased by it pursuant to the Purchase Agreement; and (ii) the Founder so long as the Founder is employed by the Company and has not terminated his employment therewith nor has been terminated thereby for any reason or no reason.

“New Securities” means equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for such equity securities.

“Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock and Series B Preferred Stock, including without limitation any sub-series of Series A Preferred or Series B Preferred Stock.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means, as applicable, (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock, (ii) the Founder Shares, provided such shares have become fully vested in accordance with their terms and conditions, (iii) any shares of Common Stock acquired by an Investor pursuant to any right of first refusal or pre-emptive right, whether such right applies to the Company, the Founder or another Investor and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), and (iii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.16 of this Agreement.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share, including without limitation any sub-series thereof.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share, including without limitation any sub-series thereof.

“Stockholders’ Agreement” means the Stockholders’ Agreement dated as of the date hereof, by and among the Company, the investors listed on Schedule A thereto, and the Key Holders of Common Stock listed on Schedule B thereto.

“Subsidiary” means (i) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes of this definition, the Company will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if the Company will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member, manager or general partner, or similar management or decision-making body, of such limited liability company, partnership, association or other business entity.

“Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

2.           Registration Rights. The Company covenants and agrees as follows:

2.1          Request for Registration.

(a)          If the Company shall receive at any time after an IPO a written request from the Holders of at least 25% of the Registrable Securities then outstanding (not including as Registrable Securities for the purpose of providing such written request the Founder Shares and shares issued or issuable to the Founder upon conversion of Series B Preferred Stock (together with the Founder Shares, the “Founder Securities”)), that the Company file a registration statement under the Securities Act covering the registration of all or a portion of the Registrable Securities with an aggregate offering price, net of underwriting discounts and commissions of at least $10,000,000, then the Company shall: (i) within 10 days of the receipt thereof, give written notice of such request to all Holders (including the Founder); (ii) as soon as practicable, and in any event, within 60 days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities that the Holders request to be registered, subject to the limitations of Section 2.1(b); and (iii) use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable but in no event later than 90 days after such request.

(b)          If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a), and the Company shall include such information in the written notice referred to in Section 2.1(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include the Holder’s Registrable Securities in such registration shall be conditioned upon the Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided in this Agreement. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require limiting the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant to this Agreement, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless (x) all other securities are first entirely excluded from the underwriting and (y) all Founder Shares are excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round down the number of shares allocated to any Holder to the nearest 100 shares.

(c)          The Company shall not be obligated to effect, or to take any action to effect, any registration (i) pursuant to this Section 2.1(A) in any particular jurisdiction where the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; (B) after the Company has effected two registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective; (C) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below; or (D) if all of the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144(k) within a 90 day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

(d)          Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the. Company it would be materially detrimental to the Company and its stockholders for such registration statement to become effective at such time, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any rolling 12 month period.

(e)          A registration shall not be counted for purposes of the limitations in Section 2.1(c) until such time as such registration statement has (i) been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Investors after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5) and (ii) remained continuously effective for the shorter of (A) 180 days or (B) until such time as all Registrable Securities included in such registration statement have been sold pursuant to such registration statement. A registration also shall not be counted for purposes of the limitations in Section 2.1(c) if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2          Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan or an SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such- registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration it initiates under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Company shall bear the expenses of such withdrawn registration in accordance with Section 2.6 hereof.

2.3          Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to an additional 245 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)          prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)          furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them;

(d)          use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the - Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)          cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or quoted on a quotation system and each securities exchange and quotation system on which similar securities issued by the Company are then listed;

(g)          provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case, not later than the effective date of such registration; and

(h)          use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

2.4          Furnish Information.

(a)          It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

(b)          The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 2.11 if, due to the operation of subsection 2.4(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 2.11(b)(2), whichever is applicable.

2.5          Expenses of Demand Registration. All expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to registrations pursuant to Section 2.1, including (without limitation) all registration, filing, qualification, printer’s, and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, but excluding underwriting discounts and commissions relating to the. Registrable Securities, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

2.6          Expenses of Company Registration. All expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to registrations pursuant to Section 2.2, including (without limitation) all registration, filing, qualification, printer’s, and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, but excluding underwriting discounts and commissions relating to Registrable Securities, shall be borne by the Company.

2.7          Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters and the Board of Directors of the Company determine in their reasonable discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering or (ii) notwithstanding (i) above, any Registrable Securities described in clause (i) of the definition of Registrable Securities be excluded from such underwriting unless all Founder Shares are first excluded from such offering. For purposes of the provisions concerning-apportionment of Registrable Securities in the case of a cut-back required by underwriters under this Section 2.7 and under Section 2.1(b) of this Agreement, for any selling stockholder that is a Holder of Registrable Securities and that is an investment fund, partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.8          Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9          Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors, and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder, and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person, or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person, or other aforementioned person.

(b)          To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement, and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that, in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)          Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)          To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(e)          Unless otherwise superseded by an underwriting agreement that the Company and the Holders entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise and shall survive the termination of this Agreement.

Unless otherwise superseded by an underwriting agreement that the Company and the Holders entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10        Reports Under Exchange Act. With a view to making available to the Holders the benefits of Sec Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)          make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times ninety days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b)          file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company-and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC-that permits the selling of any such securities without registration or pursuant to such form.

2.11        Form S-3 Registration. In case the Company shall receive from Holders of at least 25% of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities-owned by such Holder or Holders, the Company will:

(a)          promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)          as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification, or compliance, pursuant to this Section 2.11 (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $750,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any rolling 12 month period, and provided further, that the Company shall not register any securities for the account of itself or any other stockholder during such 60 day period (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan or an SEC Rule 145 transaction), (4) if the Company has, within the 12 month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.11; (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (6) during the period ending 180 days after the effective date of a registration statement subject to Section 2.2 hereof.

(c)          Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to registrations pursuant to this Section 2.11, including (without limitation) all registration, filing, qualification, printer’s, and accounting fees, the reasonable fees and disbursements of one counsel for the selling Holder or Holders, but excluding underwriting discounts and commissions related to Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1.

(d)          If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.11, and the Company shall include such information in the written notice referred to in Section 2.11(a). The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.11 for references to Section 2.1).

2.12        Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder, (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

2.13        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding (not including Founder Securities as Registrable Securities for this purpose), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder. Notwithstanding anything to the contrary in this Section 2.13, additional purchasers that purchase Series A Preferred Stock or Series B Preferred Stock may become a party to this Agreement in accordance with Section 6.10 below.

2.14        “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right-or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than 1% stockholders of the. Company enter into similar agreements. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 2.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and any underwriter of the Offering is an express and intended third party beneficiary only of this Section 2.14 and shall be entitled to enforce the provisions of this Section 2.14 for its benefit as if a party hereto.

2.15        Company Loans. All loans made by the Company to any officer of the Company or any Subsidiary shall become due and payable immediately upon an IPO.

2.16        Termination of Registration Rights. The rights set forth in this Section 2 shall terminate as to any Holder when the Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144(k) within a 90 day period.

3.           Information Rights.

3.1          Delivery of Financial Statements.

(a)          The Company shall deliver to each Major Investor:

(i)          as soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, an audited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such year, prepared in accordance with GAAP and certified by the independent public accountants of nationally recognized standing selected by the Company;

(ii)         as soon as practicable after the end of each fiscal month and quarter, and in any event within 30 days of the end of each month and 45 days after each quarter, as applicable, an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such periods, prepared in accordance with GAAP (with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made) and all in reasonable detail, including year-to-date figures, comparisons to the Budget (as defined below), the immediately preceding period and the comparable period in the immediately preceding fiscal year;

(iii)        as soon as practicable, but in any event within ten days after filing with the applicable insurance regulatory authority, a copy of the statutory financial statements as filed with such authority, including all exhibits, interrogatories, notes, schedules, and any actuarial opinions, affirmations, or certifications or other supporting documents filed in connection therewith, prepared in conformity with statutory accounting practices (“SAP”) prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and presenting fairly in all material respects the statutory financial position of the Company’s insurance Subsidiaries for the respective periods then ended;

(iv)        as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock of the Company and securities convertible into or exercisable for shares of such capital stock outstanding at the end of the period, the number of common shares of the Company issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto, and the number of shares of the Company’s issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail to permit the Major Investors to calculate their percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete, and correct;

(v)         as soon as practicable, but in any event within 60 days prior to the end of each fiscal year, a budget for the next fiscal year (the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(vi)        with respect to the financial statements called for in Sections 3.1(a)(i), (ii), and (iii), an instrument executed by the Chief Financial Officer and President or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP or SAP, as the case may be, consistently applied with prior practice for earlier periods (with the exception of footnote omissions in fmancial statements referenced in Section 3.1(a)(ii) that may be required by GAAP) and fairly present the financial condition of the Company and its consolidated subsidiaries and its results of operation for the periods specified therein, subject to year-end audit adjustments in the case of monthly or quarterly statements;

(vii)       such other information relating to the financial condition, business, prospects or corporate affairs of the Company as a Major Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 3.1(a)(vii) or any other subsection of this Section 3.1 to (i) provide information that the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel.

(b)          The Company shall deliver to each Investor (including without limitation, an Investor who has ceased to be a Major Investor) other than a Major Investor and the Founder if not a Major Investor:

(i)          as soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, an audited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such year, prepared in accordance with GAAP and certified by the independent public accountants of nationally recognized standing selected by the Company; and

(ii)         as soon as practicable after the end of each fiscal quarter, and in any event within 45 days after each quarter, as applicable, an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such periods, prepared in accordance with GAAP (with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made) and all in reasonable detail, including year-to-date figures and comparisons to the immediately preceding period and the comparable period in the immediately preceding fiscal year.

(c)          Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of the registration effecting the IPO; provided that the Company is actively employing its best efforts to cause such registration statement to become effective.

3.2          Inspection. The Company shall permit each Major Investor, at such. Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records, and to discuss the Company’s affairs, finances, and accounts with its officers, all at such reasonable times as may be reasonably requested by the Major Investor; provided; however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information or would adversely affect the attorney-client privilege between the Company and its counsel.

3.3          Books and Records. The Company shall keep true books of account and records in which full, true, and correct entries will be made of all dealings or transactions in relation to its business and affairs so as to permit the preparation of financial statements in accordance with GAAP.

3.4          Termination of Information and Inspection. The covenants set forth in Sections 3.1 and 3.2 shall terminate as to Investors and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Company’s IPO or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.

3.5          Confidentiality. Each Investor will keep confidential and will not disclose, divulge, or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Registrable Securities from such Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 3.5, (c) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, or (d) as may otherwise be required by law, provided that, the Investor takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that at least some of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services that compete with those of the Company.

4.           Right of First Offer.

4.1          Company Right of First Offer. Subject to the terms and conditions specified in this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Major Investor in accordance with the following provisions of this Section 4.1. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its partners, members, and Affiliates in such proportions as it deems appropriate subject to any applicable securities laws limitations and subject to such Persons who acquire New Securities becoming a party to this Agreement and the Stockholders’ Agreement.

(a)          The Company shall deliver a notice in accordance with the provisions of Section 6.5 hereof (the “Offer Notice”) to each of the Major Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)          By written notification received by the Company, within 20 calendar days after mailing of the Offer Notice, each of the Major Investors may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, by such Major Investor bears to the total number of shares of Common Stock of the Company issued and held, or issuable upon conversion of the Preferred Stock then held, by all stockholders of the Company. The Company promptly shall inform in writing each Major Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10 day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which Major Investors were entitled to subscribe but for which the Major Investors did not subscribe that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase such unsubscribed shares.

(c)          If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 4.1(b) hereof, the Company may, during the 60 day period following the expiration of the period provided in Section 4.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any Person(s) at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d)          The right of first offer in this Section 4.1 shall not be applicable to: (i) up to 315,790 shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Company or any of its Subsidiaries pursuant to the Management Incentive Plan of any other plan, agreement, or arrangement approved by the Board of Directors of the Company, including the affirmative vote or consent of at least one IA Director; (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; (iii) securities issued in connection with any stock split or stock dividend of the Company; (iv) the issuance of securities in connection with a bona fide lease line, bank financing, strategic partnership, joint venture, or business acquisition of or by the Company or acquisitions of assets or product lines approved by the Board of Directors, including the affirmative vote or consent at least one IA Director, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise; provided that, in the case of this clause (iv), at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding 12 month period shall not exceed 2% of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities); and (v) shares issued in additional closings under the Investor Agreements and approved by the holders of a majority in interest of the Series A Preferred Stock.

(e)          In lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Major Investors within 30 days after the issuance of New Securities. The notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have 20 days from the date of receipt of such notice to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain that Major Investor’s percentage ownership position, calculated as set forth in Section 4.1(b) prior to giving effect to the issuance of the New Securities. The closing of such sale shall occur within 60 days of the date of notice to the Major Investors.

4.2          Investor Right of First Offer.

(a)          Any Investor (“Selling Investor”) who proposes to offer or sell any shares of Preferred Stock (the “Investor Securities”) shall first make an offer to sell such Investor Securities to each Investor who is not a Selling Investor (a “Non-selling Investor”) by delivering a written notice, in accordance with the provisions of Section 6.5 hereof to each of the Non-selling Investors stating (i) its bona fide intention to offer such Investor Securities, (ii) the number of such Investor Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Investor Securities (the “Investor Notice”). Notwithstanding the foregoing, to the extent that the Investor Securities proposed to be sold by a Selling Investor are comprised of shares of Series A Preferred Stock then only those Non-selling Investors’ that are holders of Series A Preferred Stock shall be deemed Non-Selling Investors entitled to the right of first offer provided in this Section 4.2 with respect to any such Investor Securities and such right shall be limited solely to the shares of Series A Preferred Stock owned thereby. For purposes of clarity, in no event shall holders of Series B Preferred Stock be entitled to any right of first offer under this Section 4.2, by virtue of their ownership thereof, to the extent that Investor Securities proposed to be sold by a Selling Investor are comprised of shares of Series A Preferred Stock.

(b)          By written notification received by the Non-selling Investor within 10 calendar days after mailing of the Investor Notice, each Non-selling Investor may elect to purchase or obtain, at the price and on the terms specified in the Investor Notice, up to that portion of Investor Securities that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, by such Non-selling Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all the Investors. The Selling Investor promptly shall inform in writing each Non-selling Investor that elects to purchase all the shares available to it (each, a “Exercising Investor”) of any other Non-selling Investor’s failure to do likewise. During the 10 day period commencing after receipt of such information, each Exercising Investor shall be entitled to obtain that portion of the Investor Securities for which the Non-selling Investors were entitled.to subscribe but for which the Non-selling Investors did not subscribe that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Exercising Investors who wish to purchase such unsubscribed shares (each, a “Re-exercising Investor”). If, after such 10 day period, there remain any Investor Securities for which there are no subscriptions, then each Re-exercising Investor shall be entitled to obtain its pro rata portion of all of such remaining unsubscribed Investor Securities.

(c)          If all Investor Securities referred to in the Investor Notice are not elected to be purchased or obtained as provided in Section 4.2(b), the Selling Investor may offer all or any portion of the Investor Securities to any Person(s) at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Investor Notice. If the Selling Investor does not enter into an agreement for the sale of the Investor Securities within 90 days, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Investor Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.2.

4.3          Assignment. The rights of first offer set forth in Sections 4.1 and 42 may not be assigned or transferred except that (i) such right is assignable by each Investor to any Affiliate of such Investor or to an Investor’s Immediate Family Member or a trust for the benefit of the Investor or an Immediate Family Member established for estate planning purposes, and (ii) such right is assignable by any Investor to any other Investor or to any transferee of an Investor who (after giving effect to such transfer) holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations).

4.4          Termination. The provisions of this Section 4 shall terminate upon the consummation of the Company’s IPO.

5.           Additional Covenants.

5.1           Key-Man Insurance. The Company shall use commercially reasonable efforts to obtain from financially sound and reputable insurers term “key-person” insurance on the Founder, in an amount equal to $2,000,000. The “key person” policy shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors, including at least one IA Director.

5.2          Employee Agreements. Unless otherwise approved by the Board of Directors of the Company, including the affirmative vote or consent of at least one IA Director, the Company will cause (i) each person now or hereafter employed by it or any Subsidiary (or engaged by the Company or any Subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a non-disclosure and assignment of developments agreement and (ii) each executive officer and strategic advisor to enter into a non-competition and non-solicitation agreement effective for 12 months following such person’s termination of employment with the Company (24 months with respect to non-solicitation), each substantially in the form approved by the Board of Directors, including the affirmative vote or consent of at least one IA Director. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any above-referenced agreement between the Company and any employee without the consent of the Board of Directors, including the affirmative vote or consent of at least one IA Director.

5.3          Employee Vesting. Unless approved by the Board of Directors of the Company, including the affirmative vote or consent of at least one IA Director, (i) all options or stock granted to employees or consultants shall be at an exercise/purchase price of at least $1 per share and (ii) all employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company’s capital stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first 25% of such shares vesting following 12 months of continued employment or services, and the remaining shares vesting in installments of 2.08% per month thereafter and (ii) a 180-day lockup period in connection with a public offering by the Company. The Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and the right to repurchase unvested shares at cost.

5.4          Successor Indemnification. If the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company’s bylaws, Certificate of Incorporation, or elsewhere, as the case may be.

5.5          Limitation on Issuance of Series B Preferred Stock. The Company shall not issue additional shares of Series B Preferred Stock after the initial purchase of Series A Preferred Stock under the Purchase Agreement except at a purchase price of no less than $1.00 per share, or at a purchase price less than $1.00 per share if such price is approved by the Board of Directors, including at least one IA Director.

5.6          Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.4, shall terminate and be of no further force or effect upon (a) the consummation of the IPO and (b) the Company first becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.

6.           Miscellaneous.

6.1          Transfers, Successors, and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2          Governing Law; Consent to Jurisdiction. This Agreement and all matters arising directly and indirectly herefrom, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby shall only be instituted, heard and adjudicated (excluding appeals) in a state or federal court located in the Southern District of New York, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding. Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

6.3          Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force as an original signature. A facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

6.4          Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

6.5          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.5. All notices to the Company shall be sent to:

Homeowners of America Holding Corporation
5021 Briar Tree Drive
Dallas, Texas 75248

Attention: Spencer W. Tucker
Fax: 972-267-0315

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201-1515
Attention: Mark T. Goglia, Esq.
Tel: 214.959.5043
Fax: 214.969.5100

6.6          Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.7          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities (not including Founder Shares as Registrable Securities for this purpose) then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any holder of Series A Preferred Stock or holder of Series B Preferred Stock or the Common Stock issued upon conversion of such Preferred Stock or the Founder Shares without the written consent of such holder, unless such amendment, termination, or waiver applies to all such holders in the same fashion. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.7 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

6.8          Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.9          Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.10       Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter, shall be deemed an “Investor” for all purposes hereunder.

6.11       Entire Agreement. This Agreement (including the schedules hereto), the Company’s Certificate of Incorporation and bylaws, the Investor Agreements, and the other Related Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.12       Transfers of Rights and Obligations.

(a)          Except as otherwise expressly contemplated herein, each Investor and the Founder hereby agrees that it will not and may not transfer or assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such party to (a) any Person to which Registrable Securities are transferred by such party, or (b) to any Affiliate of such party, and, in each case, such transferee shall be deemed an “Investor” or “Founder”, as applicable, for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

(b)          Notwithstanding the foregoing, the Founder hereby agrees and covenants that the Founder will not and may not transfer or assign any of his rights and obligations hereunder, notwithstanding Section 6.12(a) above, during such time as he remains an employee of the Company or any of its Subsidiaries or has any outstanding loan repayment obligation to the Company, other than transfers to Immediate Family Members or a trust for estate planning purposes.

(c)          The Founder further agrees that each of the Investors and their respective successors and assigns that are permitted in accordance with this Agreement are intended to be and shall be third party beneficiaries with respect to the transfer restrictions contained in the Founder Stock Agreement.

6.13       Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14       Investor Proceedings Against the Company. If any Investor or group of Investors commences any claim, action, suit, or other proceeding against the Company (“Investor Action”) and obtains a monetary judgment against the Company (“Investor Award”), each Investor agrees that any funds received in connection with such Investor Award shall be paid to the Investors in accordance with their liquidation preferences as set forth in the Company’s Certificate of Incorporation without regard to whether an Investor was a party to the Investor Action. Any Investor that receives funds as a result of an Investor Award who is not entitled to retain any or all of such funds pursuant to the preceding sentence shall pay over such funds to the Investor holding the greatest number of shares of capital stock of the Company with the most senior liquidation preference, and such Investor shall redistribute any such funds to other Investors, if required to give effect to the first sentence of this Section 6.14. Notwithstanding the foregoing, this Section 6.14 shall not apply to any Investor Action arising out of a commercial relationship between an Investor and the Company unrelated to such Investor’s status as an Investor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

COMPANY:

HOMEOWNERS OF AMERICA HOLDING CORPORATION

By:
Name: Spencer W. Tucker
Title: Chief Executive Officer

SERIES A INVESTORS:
INTER-ATLANTIC FUND, L.P.

By:	Inter-Atlantic Advisors, Ltd.,
its general partner

By:
Name:
Title:

SEQUEL HOMEOWNERS INVESTMENT, L.P.

By:	Sequel Holdings, L.P.,
its general partner
By:	Sequel Industries, Inc.,
its general partner

FOUNDER:

Spencer W. Tucker, individually

SERIES B INVESTORS:

James E. Ard, Jr.

Richard P. Backus

Luther Hartwell Hodges, Jr.

Alvin M. Johnston

Sean Lee Pitcher

Ray C. Robbins Revocable Trust dated 2/18/75

Name:
Title:

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SCHEDULE A-1

SCHEDULE OF SERIES A INVESTORS

Name, Address, Facsimile Number, and E-mail

Inter-Atlantic Fund, L.P.
do Inter-Atlantic Advisors, Ltd.
400 Madison Avenue
New York, New York 10017
Attn: Brett G. Buis
Tel: 212.581.2188
Fax: 212.581.2433
E-mail: brett@interatlanticgroup.com

Sequel Homeowners Investment, L.P.
8080 N. Central Expressway
Suite 1490
Dallas, Texas 75206
Attn: John Madden
Tel: 214.292.4150
Fax: 214.292.4155
Email: jmadden@sequelholdings.com

SCHEDULE A-2

SCHEDULE OF SERIES B INVESTORS

Name, Address, Facsimile Number, and E-mail

James E. Ard
5200 Keller Springs Rd., No. 822
Dallas, TX 75248
Tel: 972.581.4988
Fax: 972.581.4989
jard@bellgroup.com

Richard P. Backus
5200 Keller Springs Rd., No. 226
Dallas, TX 75248
Tel. 972.726.0091
esopbiz@usa.net

Luther Hartwell Hodges, Jr.
20114 Scott
Chapel Hill, NC 22517
Tel: 919.942.4180
Fax: 919.668.1850
lhhodges@bellsouth.net

Alvin M. Johnston
6355 David Rd.
Fort Worth, TX 76140
Tel: 817.483.6257
Fax: 972.308.8568
amjohnston@direcway.com

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